CSW Energy, Inc.
                            Statements of Income
             For the Twelve Months Ended June 30, 1999 and 1998
                                (Unaudited)
                                  ($000's)

                                                            1999         1998

OPERATING REVENUE:
          Electric revenues                                $77,732      $ 31,282
          Thermal revenues                                  41,806       20,672
          Equity in Income from energy projects             12,664       11,803
          Operating and mantenance contract services         7,454        4,992
          Construction contract revenue                     16,721            -
          Other                                                627          515
                                                          ---------     --------
                  Total operating revenue                  157,004       69,264


OPERATING EXPENSES:
          Fuel                                              68,417       32,695
          Operating, maintnance and supplies                18,591        7,318
          Depreciation and amortization                      9,557        3,501
          Salaries, wages and benefits                      10,129        5,607
          Construction contract expenses                    12,344        2,065
          General and administrative                         7,631           64
          Operating and maintenance contract services        4,761        3,396
                                                          ---------     --------
                  Total operating expenses                 131,430       54,646

INCOME FROM OPERATIONS                                      25,574       14,618

OTHER INCOME (EXPENSE)
          Interest income                                   26,554       20,860
          Interest expense                                 (35,822)     (25,421)
          Other, net                                          (315)       1,191
                                                          ---------     --------
                  Total other (expense)                     (9,583)      (3,370)

INCOME  BEFORE INCOME TAXES                                 15,991       11,248

PROVISION  FOR INCOME TAXES                                  6,295        4,515
                                                          ---------     --------

           Net income before change in accounting principle l9,696        6,733

EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE                     5,203            -
                                                          ---------     --------

           Net income                                      $ 4,493      $ 6,733
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